December  5, 2000

Hart Industries                       FOR MORE INFORMATION CONTACT:
4695 MacArthur Court, Suite 1450      Investor Relations Office
Newport Beach, CA   92660             Hart Industries Inc.
OTC Bulletin Board Symbol: HRII       Tel: (949) 833-5381, ext. 723

FOR IMMEDIATE RELEASE:

                        Hart Industries Inc.
                     To Acquire Holoworld Inc.

Newport Beach, California - (Business Wire) - December 5, 2000 - Hart Indutries Inc. (OTC BB: HRII) announced that it has agreed to purchase the assets and business interests of Holoworld Inc., a Woodland Hills, CA based entertainment and restaurant firm.

Fred Luke, President of Hart Industries, said that a definitive agreement between the two companies, which was signed as of yesterday, could close within the next few weeks.

According to Luke, the transaction has been structured as a stock-for-asset purchase. Holoworld themed restaurant business was recently valued at roughly Twenty Five Million Dollars ($25,000,000) which will result in Hart Industries issuing additional shares of its common stock at closing for all the assets and existing business interests of Holoworld Inc.

Holoworld, Inc. is a privately held multi-themed restaurant-entertainment company headquartered in Woodland Hills, California.

Holoworld builds and operates unique 20,000 square foot multi-themed restarant entertainment complexes geared toward the entire family. Each facility features themed eating areas, gift shops, video games, virtual reality games, motion theaters, laser games and a multitude of special effects.

Currently, Holoworld operates facilities in Denver, CO. Holoworld anticipates opening additional facilities in Houston, TX, Camarillo, CA and Palisades, NY in the near future.

Hart Industries Inc., is a U.S. development stage holding company. Following the closing of the acquisition, Holoworld plans to expand the number of restaurants to include other cities in the U.S. Holoworld expects to open four or more multi-themed restaurants per year.


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Note: Certain statements made herein that are not historical are forward-
looking within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Investors who seek more information about the Company's business and relevant risk factors may wish to review the Company's periodic reports filed with the Securities and Exchange Commission including, but not limited to, its most recent Current Report(s) on Form 8-K, its Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB. Such disclosure information can be accessed from the "Edgar" database through the Internet at http://www.sec.gov.